THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR AN EXEMPTION THEREFROM. THERE WILL BE NO PUBLIC OFFERING OF THE NOTES (AS DEFINED BELOW) IN THE UNITED STATES.

THE MEMORANDUM (AS DEFINED BELOW) IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES, OR DETERMINED IF THE MEMORANDUM IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE PROPOSAL PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVAT BANK” (“PRIVATBANK” OR THE “BORROWER”) WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL INFORMATION INCLUDED IN THE MEMORANDUM, IF ANY, HAS BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF U.S. COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE PRIVATBANK AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-US COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-US COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT PRIVATBANK AND ITS SUBSIDIARIES MAY PURCHASE THE NOTES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

None of the Solicitation Agent, the Tabulation Agent, Deutsche Trustee Company Limited (the “Trustee”), UK SPV Credit Finance plc (or their respective directors, employees or affiliates) or (with respect to recommendations only) PrivatBank (or its respective directors, employees or affiliates) makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the Proposal, the Extraordinary Resolution or the Solicitation.

UK SPV Credit Finance plc (the “Issuer”) announces a consent solicitation in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to PrivatBank (the “Notes”)

ISIN: XS0543744535	Common Code: 054374453

29 July 2015

Overview

The overall decline in economic growth and the on-going political crisis in Ukraine have materially and adversely affected PrivatBank and its business. PrivatBank has obtained liquidity support loans in UAH from the National Bank of Ukraine (the “NBU”).

On 21 May 2015, the NBU adopted Resolution No 329 “On measures to be taken by PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to change certain terms of its external debt obligations” (“PrivatBank’s NBU Resolution”). Considering that PrivatBank’s payment obligations under its external debt obligations may result in a failure by PrivatBank to increase its capitalisation levels, PrivatBank’s NBU Resolution obliged PrivatBank to take measures to amend certain terms of the Notes and the U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc for the sole purpose of funding a subordinated loan to the Borrower (the “2016 Notes”). This obligation was imposed on PrivatBank by the NBU as a result of the difficult economic situation in Ukraine, hostilities in certain regions of Ukraine, in order to prevent a deterioration in the financial condition of PrivatBank, to prevent a loss of solvency in connection with the performance by PrivatBank of its external debt obligations, to procure PrivatBank’s compliance with the NBU’s mandatory economic ratios, foreign exchange position limits and mandatory reserve requirements, to ensure the timely fulfilment by PrivatBank of its obligations to depositors and uninterrupted settlement operations, to preserve PrivatBank’s liquidity and to prevent negative effects on the Ukrainian banking system generally. The NBU further resolved that all future requests for financial support to PrivatBank will be considered taking into account the fulfilment by PrivatBank of the measures set forth above and Privatbank’s recapitalisation programme prepared following PrivatBank’s stress-testing.

The NBU’s financial support is crucial for PrivatBank, especially in light of the retail deposits outflow (which represent the main source of funding for PrivatBank) and lack of affordable capital markets financing.

On 26 June 2015, PrivatBank announced a solicitation of consents to certain proposed amendments of the terms of the Notes and the 2016 Notes (the “2015 and 2016 Notes Consent Solicitations”). The meetings of noteholders of the Notes and the 2016 Notes each took place on 13 July 2015 and both meetings were quorate. On 14 July 2015, PrivatBank announced the results of the meetings of the 2015 and 2016 Notes Consent Solicitations to the effect that PrivatBank’s proposal to amend certain terms of the Notes was successfully passed. PrivatBank’s proposal to amend certain terms of the 2016 Notes was not passed. Further, pursuant to their terms, the proposals in respect of the Notes and the 2016 Notes were conditional on both proposals having been duly passed at each relevant meeting. Consequently, due to the fact that the proposal in respect of the 2016 Notes did not pass, neither the amendments proposed by PrivatBank to the Notes nor to the 2016 Notes were implemented.

Following the announcement of the results of the 2015 and 2016 Notes Consent Solicitations, PrivatBank is engaged in discussions with a group of Noteholders of the Notes and the 2016 Notes, who approached PrivatBank with a view to agreeing on mutually acceptable terms of restructuring of the Notes and the 2016 Notes (the “2015 and 2016 Notes Restructuring Proposal”). Due to the current Ukrainian legal and regulatory regime to which PrivatBank is subject and the continuing negative trend of retail deposit withdrawals in the Ukrainian banking sector, PrivatBank is required to engage in a dialogue with the NBU and the International Monetary Fund (the “IMF”) to gather their views on the 2015 and 2016 Notes Restructuring

Proposal. These discussions and discussions with the above mentioned group of Noteholders of the Notes and the 2016 Notes may take a considerable amount of time. PrivatBank’s overall objective is to reduce its debt service obligations under the Notes and 2016 Notes to improve its short-term liquidity parameters, maintain financial flexibility and establish a more efficient maturity profile for its wholesale borrowings. This would enable PrivatBank to sustain its operations during the current crisis in Ukraine, help it to face any further pressure on its liquidity and perform its obligations pursuant to the NBU Resolution in respect of PrivatBank.

Given that the Notes mature on 23 September 2015, PrivatBank considers that it is in the best interests of PrivatBank and the holders of the Notes to seek a maturity extension of the Notes to 1 December 2015. This will create a stable platform with, hopefully, sufficient time to negotiate and agree mutually acceptable terms for the re-profiling of the Notes and the 2016 Notes with the NBU, the IMF and the holders of the Notes and the 2016 Notes as a whole.

Accordingly, the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has today convened a meeting (the “Notice of Meeting”) of the holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of the Noteholders (the “Meeting”) to approve the following, in order to effect the Proposal (as described in the Memorandum):

The Solicitation

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the Notes approve the following changes to the Conditions, the Loan Agreement and the Trust Deed to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 1 December 2015, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 1 December 2015 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 1 December 2015; and
2.	All other consequential changes to the Conditions, the Loan Agreement or the Trust Deed as are necessary for or expedient to the modifications set out above in paragraph (1).

For the avoidance of doubt any accrued and unpaid interest from and including the last preceding Interest Payment Date to but excluding 23 September 2015 will remain payable by the Issuer on 23 September 2015 and any accrued and unpaid interest thereafter shall be payable as set out in the Memorandum.

Noteholders are advised to refer to the Memorandum for meanings of defined terms in this announcement, the full terms of the Solicitation and the procedures related thereto. Capitalised terms used but not otherwise defined herein shall be deemed to have the same meanings as set out in the Memorandum.

The Notice of Meeting convening the Meeting at 4.00 p.m. (London time) on 13 August 2015 at the offices of Linklaters LLP at One Silk Street, London EC2Y 8HQ, United Kingdom, at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the terms and conditions of the Notes.

Expected Timetable (assuming the Meeting is not adjourned)

Event	Date and Time
Launch Date/Announcement of the Solicitation Announcement of the Solicitation and the Notice of Meeting given to Noteholders through the Clearing Systems.	29 July 2015
Expiration Time and Expiration Date	4.00 p.m. (London time) on 10 August 2015

Deadline for Noteholders to deliver or procure delivery (via the relevant Clearing System) to the Tabulation Agent of Electronic Voting Instructions in favour of or against the Extraordinary Resolution.

Latest time for Noteholders to deliver a Revocation Instruction in respect of previously submitted Electronic Voting Instructions. Latest time for Noteholders to deliver a form of proxy to the Principal Paying Agent if they wish to attend and vote at the Meeting in person.

Date and time of the Meeting	4.00 p.m. (London time) on 13 August 2015
The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.
Execution of the Supplemental Loan Agreement	Not later than 1 day after the Extraordinary Resolution is passed.
Registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU	Not more than three days following the execution of the Supplemental Loan Agreement, a notification on amendments to the Loan Agreement will be submitted to the NBU for registration. It is expected that registration will be completed within five clear Business Days following submission.
Effective Date/Execution and delivery of the Supplemental Trust Deed	If the Extraordinary Resolution is passed and subject to the registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement and the Supplemental Trust Deed shall become effective, which should be no later than 18 August 2015.

Solicitation Agent

Any questions regarding the terms of any of the Proposal or the Solicitation may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

Tabulation Agent

Noteholders may obtain copies of the Memorandum and the Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

Neither the Solicitation Agent, the Tabulation Agent, the Trustee nor the Issuer takes any responsibility for the contents of this announcement and none of the Issuer, PrivatBank, the Solicitation Agent, the Tabulation Agent, the Trustee or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitation, or any recommendation as to whether Noteholders should provide their consent in the Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitation. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.